Exhibit 5.2

April 9, 2001



Fidelity Federal Bancorp
18 N.W. Fourth Street
Evansville, Indiana  47708

               Re: Offer to Exchange all Outstanding 9-1/8% Junior Subordinated Notes due 2001for 12% Junior Subordinated Notes due 2004 (the "Exchange Offer")

            We have acted as tax counsel to Fidelity Federal Bancorp, an Indiana corporation (the "Company"), in connection with the Exchange Offer to holders of all outstanding 9-1/8% Junior Subordinated Notes due 2001. We have advised the Company with respect to certain federal income tax consequences of the proposed Exchange Offer. This advice relating to the Exchange Offer is summarized under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Company's prospectus, which is a part of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration of the Exchange Offer under the Act. Such description does not purport to discuss all possible federal, state, local or foreign tax consequences of the proposed Exchange Offer, but with respect to those tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby adopt the description as our opinion relating to the material federal income tax consequences of the Exchange Offer.

            We hereby consent to the use of our name under the caption "LEGAL MATTERS" in the prospectus and the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Krieg DeVault Alexander & Capehart, LLP

                                    KRIEG DEVAULT ALEXANDER & CAPEHART, LLP